Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of DCP Midstream Partners, LP on Form S-8 of our report dated February 12, 2016 related to consolidated financial statements of DCP Sand Hills Pipeline, LLC as of and for the year ended December 31, 2015, appearing in the Annual Report on Form 10-K of DCP Midstream Partners, LP for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Denver, Colorado
June 7, 2016